Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption ‘Incorporation of Documents by Reference’ in this Registration Statement on Form S-8 pertaining to the Siemens Savings Plan and the Siemens Savings Plan for Union Employees and to the incorporation by reference herein of our reports dated November 23, 2011 with respect to the consolidated financial statements of Siemens Aktiengesellschaft and the effectiveness of internal control over financial reporting of Siemens Aktiengesellschaft included in its Annual Report on Form 20-F for the year ended September 30, 2011, filed with the Securities and Exchange Commission on November 30, 2011.

/s/ Ernst & Young GmbH
Wirtschaftsprüfungsgesellschaft

Munich, Germany

December 15, 2011